Exhibit 10.5

US LEC CORP.

RETENTION AND SEVERANCE PLAN

The Company hereby adopts the US LEC Corp. Retention and Severance Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “2006 Bonus Plan” means the Company’s annual bonus plan in effect with respect to the Company’s 2006 fiscal year.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” means (1) the Participant’s willful action or omission resulting in a material adverse effect to the Company and its affiliates, whether monetary or otherwise; (2) the Participant’s substantial failure to perform Participant’s duties with the Company, other than a failure resulting from physical or mental illness; (3) the Participant’s violation of any of the restrictive covenants contained in Section 6.2, 6.3, 6.4 or 6.5 during employment; (4) conviction of the Participant for the commission of any felony; or (5) the Participant’s commission of any act of fraud in connection with the Participant’s employment with the Company and its affiliates.

1.4 A “Change in Control” means the first of the following events to occur after the Effective Date: (1) consummation of a merger or other business combination involving the Company, as a result of which either (a) the Company’s shareholders immediately prior to such business combination hold, immediately following such business combination, less than 50% of the voting power of the Company (or a successor or parent company) or (b) the members of the Company’s board of directors at the time of execution of the definitive agreement with respect to such business combination do not, immediately following such business combination, constitute at least a majority of the membership of the board of directors of the Company (or a successor or parent company); or (2) consummation of a sale or other disposition of all or substantially all of the Company’s assets.

1.5 “Closing Date” means the date on which a Change in Control occurs.

1.6 “COBRA” means the continuation coverage requirements set forth in Section 4980B of the Code and regulations promulgated thereunder.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Company” means US LEC Corp., a Delaware corporation.

1.9 “Comparable Position” means a position having, in the aggregate, substantially similar (i) responsibilities in terms of number of people supervised, revenues for which responsible or budget for area of responsibility, (ii) base salary at least at 90%, incentive opportunities (consistent with combined company incentive plans) and benefits as in effect immediately prior to a Change in Control and (iii) principal work location as in effect immediately prior to a Change in Control.

1.10 “Confidential Information” means any and all information of the Company and its affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information, not publicly known, which, if disclosed by the Company or its affiliates would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its affiliates, (ii) all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its affiliates, together with all services provided or planned by the Company or any of its affiliates, during the Participant’s employment, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its affiliates, (iv) the identity and special needs of the customers of the Company and its affiliates and (v) the people and organizations with whom the Company and its affiliates have business relationships and those relationships. Confidential Information also includes comparable information that the Company or any of its affiliates have received belonging to others or which was received by the Company or any of its affiliates with any understanding that it would not be disclosed.

1.11 “Constructive Termination” means, without the Participant’s prior written consent: (1) a material adverse change in the Participant’s duties or authorities as in effect on the first day of a Pendency of a Change in Control (as such duties or authorities may thereafter be increased); (2) a reduction in base salary or incentive opportunities as in effect on the first day of a Pendency of a Change in Control (as such base salary or incentive opportunities may thereafter be increased), provided, that a reduction in base salary of less than 10% in connection with a diminution in duties which does not rise to the level of a Constructive Termination under subsection (1) of this definition shall not be deemed a Constructive Termination; or (3) the relocation of the Participant’s principal place of employment more than 50 miles from the location as in effect on the first day of a Pendency of a Change in Control.

1.12 “Designated Employee” means any full-time employee of the Company or any subsidiary thereof who is designated by the Board or Plan Administrator as a Tier I Employee or a Tier II Employee or who is designated by the Company’s Chief Executive Officer as an Other Eligible Employee.

1.13 “Effective Date” means August 11, 2006.

1.14 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.15 “Option” means any stock option granted under the Stock Plan.

1.16 “Optionee” means any employee of the Company or its subsidiaries who is as of the Effective Date the holder of an Option other than the individuals serving as Company’s President and Chief Executive Officer or Executive Vice President – Finance and Chief Financial Officer.

1.17 “Other Eligible Employee” means any employee (other than a Tier I Employee or a Tier II Employee) who is designated by the Company’s Chief Executive Officer for participation in the Plan, provided, that the Company’s Chief Executive Officer shall not designate more than 10 such employees.

1.18 “Participant” means any Optionee or Designated Employee, as the context requires.

1.19 “Pendency of a Change in Control” means the period commencing upon the execution of an agreement the consummation of which would result in a Change in Control and ending on the earlier to occur of (1) the Closing Date and (2) the termination of such an agreement.

1.20 “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its affiliates.

1.21 “Plan” means the US LEC Corp. Retention and Severance Plan, as amended.

1.22 “Plan Administrator” means the Compensation Committee of the Board.

1.23 “Release” means the Waiver and Release of Claims Agreement substantially in the form attached as Schedule A hereto.

1.24 “Stock Plan” means the US LEC Corp. 1998 Omnibus Stock Plan, as amended.

1.25 “Tier I Employee” means any employee of the Company or its subsidiaries designated by the Board or Plan Administrator as a Tier I Employee and included on Appendix A hereto.

1.26 “Tier II Employee” means any employee of the Company or its subsidiaries designated by the Board or Plan Administrator as a Tier II Employee and included on Appendix A hereto.

SECTION 2. CHANGE IN CONTROL OPTION BENEFITS

2.1 General. Subject to the terms and conditions of the Plan and the Stock Plan, all Optionees shall be entitled to the benefits provided under this Section 2.

2.2 Vesting. The vesting of Options shall be accelerated as follows:

(1) If (a) during the Pendency of a Change in Control or (b) on or within 18 months following the Closing Date, the employment of an Optionee is terminated either (i) by the Company without Cause or (ii) because of a Constructive Termination, any Options held by such Optionee which have not previously vested shall become immediately vested and exercisable as of the date of termination; and

(2) Options held by any Optionee who continues to be employed by the Company or any of its affiliates on the date that is 18 months following the Closing Date and which have not previously vested shall become fully vested and exercisable as of such date.

2.3 Exercisability Periods. Following a termination of employment by the Company entitling an Optionee to the accelerated Option vesting under Section 2.2(1), the Optionee may exercise the Optionee’s vested Options until the later to occur of: (a) the date on which the Option would have expired following termination of employment absent this Section 2.3 and (b) the earlier of the date that is 18 months after the Closing Date or the latest date to which exercise of the Option can be extended without being treated as an “extension” for purposes of Section 409A of the Code; provided, however, that in no event shall any Option be exercisable following its normal expiration date.

SECTION 3. CHANGE IN CONTROL RETENTION BENEFITS

3.1 General. Subject to the terms and conditions of the Plan, each Designated Employee shall be entitled as of the Closing Date to a retention bonus payment under this Section 3 if (1) such employee is employed by the Company or any of its affiliates as of the Closing Date or (2) such employee’s employment has been terminated during the Pendency of a Change in Control either (a) by the Company without Cause or (b) because of a Constructive Termination.

3.2 Payments. Retention bonuses under Section 3.1 shall be paid in a lump sum equal to:

(1) for Tier I Employees, 50% of the Participant’s highest base salary in effect during the Pendency of a Change in Control;

(2) for Tier II Employees, 25% of the Participant’s highest base salary in effect during the Pendency of a Change in Control; or

(3) for Other Eligible Employees, 15% of the Participant’s highest base salary in effect during the Pendency of a Change in Control.

Such payments shall be made on the 60th day following the Closing Date.

SECTION 4. CHANGE IN CONTROL SEVERANCE BENEFITS

4.1 General. Subject to the terms and conditions of the Plan (including but not limited to Section 9.1), each Designated Employee shall be entitled to severance payments and benefits pursuant to this Section 4 if (1) in connection with a Change in Control, the Designated Employee terminates employment with the Company and its affiliates because the Designated Employee is not offered a Comparable Position or (2) the Designated Employee’s employment is terminated during the Pendency of a Change in Control or as of or within 18 months following the Closing Date either (a) by the Company without Cause or (b) because of a Constructive Termination. For purposes of calculating severance benefits pursuant to this Section 4, any reduction in a Designated Employee’s base salary or target annual bonus or commissions, as the case may be, during the Pendency of a Change in Control or as of or during the 12-month period following a Change in Control shall be disregarded.

4.2 Severance Benefits. Subject to the terms and conditions of the Plan, if a Designated Employee becomes entitled to benefits in accordance with Section 4.1, severance benefits shall consist of:

(1) an aggregate amount in cash (the “Severance Payment”) equal to the sum of (a) the Designated Employee’s annual base salary as of the Designated Employee’s termination date plus (b) the average annual bonus and/or commission payments earned by the Designated Employee for the two years prior to the year of termination or, if the Designated Employee has been employed for less than two years at the time of termination of employment, the Designated Employee’s target bonus and/or commission payments for the year in which such termination occurs, which Severance Payment shall be paid, subject to Section 9.3, in substantially equal installments in accordance with the Company’s regular payroll practices (but not less frequently than monthly) commencing with the first payroll date occurring after the expiration of the revocation period set forth in the Release through and including the payroll date immediately preceding the first anniversary of the Designated Employee’s termination date or, if earlier, the date on which the Designated Employee commences employment with a subsequent employer, if such subsequent employment constitutes a violation of the restrictive covenant contained in Section 6.3;

(2) continued participation in the Company’s group health and dental plans (as in effect immediately prior to the termination of employment or, if more favorable to such employee, immediately prior to the Change in Control), to the same extent and at the same cost as if such Designated Employee had continued to be an employee of the Company, for the period commencing upon termination of employment and ending on the first anniversary of the Designated Employee’s termination date or, if earlier, the date on which the Designated Employee becomes eligible for group health and dental plans maintained by a subsequent employer, if such subsequent employment constitutes a violation of the restrictive covenant contained in Section 6.3; provided, that if during such benefits continuation period the Designated Employee becomes eligible for group health and dental plans maintained by a subsequent employer and such subsequent employment does not constitute a violation of the restrictive covenant contained in

Section 6.3, the continued benefits provided under this Section 4.2(2) shall be secondary to the benefits provided by such subsequent employer; and provided, further, that such benefits continuation period shall run concurrently with the COBRA “continuation coverage” period applicable to such Designated Employee and such Designated Employee’s qualified beneficiaries; and

(3) outplacement services to be provided at the Company’s expense for up to (a) 12 months following termination of employment for Tier I Employees, and (b) 6 months following termination of employment for Tier II Employees and Other Eligible Employees; provided, however, that the Company’s obligation under this Section 4.2(3) shall terminate as of the date that an applicable Designated Employee commences employment with a subsequent employer, if such subsequent employment constitutes a violation of the restrictive covenant contained in Section 6.3.

SECTION 5. 2006 BONUS.

Subject to the terms and conditions of the Plan (including but not limited to Section 9.1), a Designated Employee who is a participant in the 2006 Bonus Plan as of the Effective Date and whose employment is terminated as described under Section 4.1 prior to the date (the “Bonus Payment Date”) on which bonuses, if any, are actually paid to participants in the 2006 Bonus Plan, shall be entitled, on the Bonus Payment Date, to payment of the bonus to which such Designated Employee would be entitled under the 2006 Bonus Plan as though such Designated Employee had continued to be employed by the Company and its affiliates on the Bonus Payment Date.

SECTION 6. RESTRICTIVE COVENANTS.

6.1 General. A Participant’s entitlement to compensation and benefits not previously paid to or on behalf of the Participant under Sections 2 through 5 of the Plan shall be conditioned on compliance with restrictive covenants, as set forth in this Section 6. For purposes of this Section 6, references to the “Company and its affiliates” shall also include any successors to the Company’s business.

6.2 Confidentiality. During each Participant’s employment with the Company and thereafter, the Participant shall not disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its affiliates), or use for his own benefit or gain, any Confidential Information obtained by the Participant incident to his employment or other association with the Company or any of its affiliates. Notwithstanding anything herein to the contrary, the term “Confidential Information” shall not include information that: (i) becomes subsequently available to the Participant on a non-confidential basis from a source not known or reasonably suspected by Participant to be bound by a confidentiality agreement or secrecy obligation owed to the Company; (ii) is or becomes generally available to the public other than as a result of a breach of this Section 6.2 by the Participant; or (iii) is independently developed by the Participant without use, directly or indirectly, of Confidential Information. If only a portion of the Confidential Information falls under one of the foregoing exceptions, then only that portion shall not be deemed

Confidential Information. In the event that the Participant is requested or required, pursuant to any applicable court order, administrative order, statute, regulation or other official order by any government or any agency or department thereof, to disclose any Confidential Information, the Participant shall (a) provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; and (b) reasonably cooperate with the Company to obtain such protective order or other remedy. In the event such protective order or other remedy is not obtained and the Company fails to waive compliance with the relevant provisions of this Agreement, the Participant agrees to (1) furnish only that portion of the Confidential Information that the Participant is advised by his or her legal counsel in writing that he or she is legally required to disclose, (2) upon the Company’s request and expense, use his or her reasonable efforts to obtain assurances that confidential treatment will be accorded to such information, and (3) give the Company prior written notice of the Confidential Information to be disclosed as far in advance of his or her disclosure as is reasonably practicable.

6.3 Noncompetition. Each Participant shall not, during his or her employment and for a period of 12 months following termination of employment as described in Section 4.1, directly or indirectly, engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 5% of the outstanding stock of a publicly held company so long as the Participant does not participate in the conduct of the business of such corporation) that develops, manufactures or sells any product or service that competes with any product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Company and its affiliates in any geographic area in which the Company and its affiliates are operating at the time of such termination of employment.

6.4 Non-solicitation. Each Participant shall not, during his or her employment and for a period of 12 months following termination of employment for any reason, directly or indirectly, (a) hire or attempt to hire any employee of the Company or any of its affiliates, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with the Company or any of its affiliates, except (i) with the prior written consent of the Company, (ii) in so far as such employee responds to a bona fide public job advertisement of general circulation made by the Participant (whether posted on a public site on the Internet or in a newspaper, magazine or other publication), (iii) if such employee initiates contact regarding employment with the Participant without any direct or indirect solicitation by the Participant, or (iv) if such employee has been terminated by the Company prior to the commencement of employment discussions between such employee and the Participant, or (b) solicit or encourage any customer or vendor of the Company or any of its affiliates to terminate its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts or could conduct with the Company or any of its affiliates.

6.5 Non-disparagement. Each Participant shall not, during his or her employment and for a period of 12 months following termination of employment for any reason, make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in the Plan shall preclude the Participant from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

6.6 Cooperation. Each Participant shall, during his or her employment and for a period of 12 months following termination of employment for any reason, cooperate with the Company by being reasonably available to testify on behalf of the Company or any of its affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company or any of its affiliates as reasonably requested.

6.7 Enforcement of Covenants; Breach.

(1) The Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by any Participant of any of the covenants contained in this Section 6, without having to post bond, and shall be entitled to an award of its attorneys’ fees and costs if the Participant is adjudged by a court of competent jurisdiction to have breached any of the restrictive covenants in this Section 6.

(2) In the event that any provision of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(3) With regard to an Optionee whose Options become fully vested pursuant to Section 2.2(1): if, during the period commencing at such termination of employment and ending on the first anniversary of such termination, the Company determines in good faith that the Optionee has violated any of the restrictive covenants in Sections 6.2, 6.3 or 6.4, all of the Optionee’s remaining outstanding Options shall be forfeited and cancelled immediately.

(4) With regard to a Designated Employee: if, during the period commencing at termination of employment with the Company and its affiliates as described in Section 4.1 and ending on the first anniversary of such termination, the Company determines in good faith that the Participant has violated any of the restrictive covenants in Sections 6.2, 6.3 or 6.4, all rights to future payments and benefits under Sections 3, 4 and 5 shall be immediately forfeited.

SECTION 7. PLAN ADMINISTRATION.

7.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan. Any determinations made by the Plan Administrator shall be binding on the Company and all Participants and any other Person with rights under the Plan.

7.2 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

SECTION 8. PLAN MODIFICATION OR TERMINATION.

The Plan may be terminated or amended at any time by the Board or the Plan Administrator; provided, however, that (1) during the Pendency of a Change in Control and (2) following a Change in Control, the Plan may not be terminated nor may the Plan be amended if such amendment would in any manner be adverse to the interests of any Participant. For the avoidance of doubt, (a) any action taken by the Board or the Plan Administrator to cause a Designated Employee to no longer be designated as a Tier I Employee, Tier II Employee or Other Eligible Employee, as the case may be, or to decrease the benefits for which a Participant is eligible, and (b) any amendment to this Section 8 during the Pendency of a Change in Control or following the occurrence of a Change in Control, shall be treated as an amendment to the Plan which is adverse to the interests of a Participant.

SECTION 9. GENERAL PROVISIONS.

9.1 No Participant whose employment is terminated for any reason shall be eligible to receive any payments or other benefits under the Plan unless the Participant first executes the Release and does not revoke the Release within the time permitted therein for such revocation.

9.2 The Company shall be entitled to withhold from amounts to be paid to a Participant any federal, state or local withholding or other taxes which it is from time to time required to withhold.

9.3 Notwithstanding the foregoing provisions of this Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following the Severance Date shall instead be paid on the first business day after the date that is six months following a Participant’s “separation from service” within the meaning of Section 409A.

9.4 Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under this Plan to a severed employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

9.5 If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

9.6 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

9.7 Subject to the specific provisions of Section 6.7(2) concerning restrictive covenants, if any other provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provision had not been included.

9.8 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company. If a Participant shall die while any amount would still be payable to such Participant hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Participant’s estate.

9.9 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

9.10 The Company shall not be required to set aside assets for the purpose of funding benefits under the Plan unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Participant shall have any right to, or interest in, any assets of any Person which may be applied by the Company to the payment of benefits or other rights under this Plan.

9.11 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

9.12 This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

SECTION 10. CLAIMS, INQUIRIES, APPEALS.

10.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o US LEC Corp.

Morrocroft III

6801 Morrison Blvd.

Charlotte, North Carolina 28211

10.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within 90 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 90 days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 90-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

10.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or the applicant’s representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

Plan Administrator

c/o US LEC Corp.

Morrocroft III

6801 Morrison Blvd.

Charlotte, North Carolina 28211

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as the Plan Administrator may find necessary or appropriate in making its review.

10.4 Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 60-day period. The Plan Administrator will give prompt, written notice of the Plan Administrator’s decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 10.4 the application will be deemed denied on review.

10.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

10.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (1) has submitted a written application for benefits in accordance with the procedures described by Section 10.1 above, (2) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (3) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10.3 above and (4) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 10.4 above).

SECTION 11. NO TERMINATION OF EMPLOYMENT.

Notwithstanding any provision of the Plan to the contrary, the Company agrees not to terminate the employment of any Optionee (except for Cause) prior to December 3, 2006.

SCHEDULE A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

I HAVE BEEN ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT.

I UNDERSTAND THAT I HAVE [FORTY-FIVE] [TWENTY-ONE] DAYS AFTER RECEIVING THIS AGREEMENT TO CONSIDER WHETHER TO SIGN IT.

AFTER SIGNING THIS AGREEMENT, I UNDERSTAND THAT I HAVE ANOTHER SEVEN DAYS IN WHICH TO REVOKE IT, AND IT DOES NOT TAKE EFFECT UNTIL THOSE SEVEN DAYS HAVE ENDED.

In consideration of, and subject to, the payments to be made to me by the Company (“US LEC Corp.” or the “Company”) or any of its subsidiaries, pursuant to the US LEC Corp. Retention and Severance Plan (the “Plan”), which I acknowledge that I would not otherwise be entitled to receive, I hereby waive any claims I may have for employment or re-employment by the Company or any subsidiary thereof after the date hereof, and I further agree to and do release and forever discharge the Company or any subsidiary of the Company and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action, known or unknown, arising out of or relating to my employment with the Company or any subsidiary of the Company or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, any State’s Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981-1988 of Title 42 of the U.S. Code, Older Workers’ Benefit Protection Act, Family and Medical Leave Act, the Fair Labor Standards Act, any State’s Wage Payment and Collection laws, the Age Discrimination in Employment Act of 1967, the Pregnancy Discrimination Act, the Employee Retirement Income Security Act of 1974, all as amended. Should I decide to file any charge or legal claim against the Company, I agree to waive my right to recover any damages or other relief awarded to me which arises out of any such charge or legal claim made by me against the Company.

Notwithstanding the foregoing or any other provision hereof, nothing in this Waiver and Release of Claims Agreement shall adversely affect (i) my rights under the Plan; (ii) my rights to benefits other than severance benefits under plans, programs and arrangements of the Company or any subsidiary of the Company; or (iii) my rights to indemnification under any indemnification agreement, applicable law and the certificates of incorporation and bylaws of the Company and any subsidiary of the Company, and my rights under any director’s and officer’s liability insurance policy covering me.

I acknowledge that I have signed this Waiver and Release of Claims Agreement voluntarily, knowingly, of my own free will and without reservation or duress, and that no promises or representations, written or oral, have been made to me by any person to induce me to do so other than the promise of payment set forth in the first paragraph above and the Company’s acknowledgment of my rights reserved under the preceding paragraph above.

I understand that this release will be deemed to be an application for benefits under the Plan, and that my entitlement thereto shall be governed by the terms and conditions of the Plan, and I expressly hereby consent to such terms and conditions.

I acknowledge that I have been given not less than [forty-five (45)] [twenty-one (21)] days to review and consider this Waiver and Release of Claims Agreement, and that I have had the opportunity to consult with an attorney or other advisor of my choice and have been advised by the Company to do so if I choose. I may revoke this Waiver and Release of Claims Agreement seven days or less after its execution by providing written notice to the Vice-President of Human Resources at the Company’s corporate headquarters (or some other designee).

Finally, I acknowledge that I have carefully read this Waiver and Release of Claims Agreement and understand all of its terms. This is the entire Agreement between the parties and is legally binding and enforceable.

This Waiver and Release of Claims Agreement shall be governed and interpreted under federal law and the laws of the State of [            ].

I knowingly and voluntarily sign this Waiver and Release of Claims Agreement and agree to be bound by its terms.

Date Delivered to Employee:	US LEC CORP.

Date Signed by Employee:	By:

Title:

Seven-Day Revocation Period Ends:

Signed:	Date:

(Print Employee’s Name)